Exhibit 10.2

Execution Version

NON-REDEMPTION AGREEMENT

This Non-Redemption Agreement (this “Agreement”), dated as of November 8, 2024, is made by and between Mountain & Co. I Acquisition Corp., a Cayman Islands exempted company (the “Company”), Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”), Meteora Select Trading Opportunities Master, LP (“MSTO,” and together with MSOF and MCP “Meteora”).

WHEREAS, the Company expects to hold an extraordinary general meeting of shareholders on November 7, 2024 (the “Meeting”) for the purpose of approving, among other proposals, (i) an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the “Articles”) to change the date (the “Termination Date”) by which the Company has to consummate a business combination (the “Articles Extension”) from November 9, 2024 (the “Third Extended Termination Date”) to April 9, 2025 (the “Fourth Extended Termination Date”) (the “Extension Amendment Proposal”) and (ii) an amendment to the Company’s investment management trust agreement, dated as of November 4, 2021 (as amended by Amendment No. 1 dated February 6, 2023, Amendment No. 2 dated September 14, 2023, and Amendment No. 3 dated March 8, 2024, the “Trust Agreement”) by and between the Company and Continental Stock Transfer & Trust Company (the “Trustee”) to allow the Articles Extension (the “Trust Agreement Amendment”) (the “Trust Agreement Amendment Proposal”).

WHEREAS, the Articles provide that a shareholder of the Company may redeem his, her, or its Class A ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), initially sold as a part of the units in the Company’s initial public offering (whether they were purchased in the Company’s initial public offering or thereafter in the open market) (the “Public Shares”) in connection with the Extension Amendment Proposal and Trust Agreement Amendment Proposal, on the terms set forth in the Articles (the “Redemption Rights”);

WHEREAS, Meteora beneficially owns 450,000 Ordinary Shares of the Company as of the date hereof (the “Meteora Shares”) and which are subject to Redemption Rights; and

WHEREAS, subject to the terms and conditions of this Agreement, Meteora is willing to forgo the exercise of its Redemption Rights in connection with the Extension Amendment Proposal and Trust Agreement Amendment Proposal, or to validly rescind any previously submitted redemption demand, of the Meteora Shares held by Meteora upon the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Meteora hereby agree as follows:

1. Non-Redemption Payment. Meteora shall forbear from exercising its Redemption Rights with respect to the Meteora Shares in connection with the Meeting to approve the Extension Amendment Proposal and Trust Agreement Amendment Proposal. In the event that Meteora has previously elected to redeem, tender, or submit any Meteora Shares for redemption, Meteora shall rescind such election and the Company shall accept and request to rescind or reverse such redemption request once submitted by Meteora. If (a) as of 5:30 PM, New York time, on the date of the Meeting, Meteora holds the Meteora Shares, (b) Meteora does not exercise (or exercised and validly rescinds) its Redemption Rights with respect to such Meteora Shares in connection with the Meeting, and (c) both the Extension Amendment Proposal and Trust Agreement Amendment Proposal are approved at the Meeting, then substantially concurrently with the submission of the amendment to the Articles to the Cayman Islands Registrar to effectuate the Extension Amendment Proposal, the Company shall pay from it own funds or, alternatively, cause the Trustee to pay to Meteora a payment in respect of the Meteora Shares (the “Non-Redemption Cash”) in cash released from the Company’s trust account (the “Trust Account”) in an amount equal to $270,000.

2. Representations and Warranties. Each of the parties hereto represents and warrants to the other party that: (a) it is a validly existing company, partnership or corporation, in good standing under the laws of the jurisdiction of its formation or incorporation; (b) this Agreement constitutes a valid and legally binding obligation on it in accordance with its terms, subject to laws relating to bankruptcy, insolvency and relief of debtors, and laws governing specific performance, injunctive relief and other equitable remedies; (c) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action, and (d) the execution, delivery and performance of this Agreement will not result in a violation of its certificate of formation, articles or certificate of incorporation, as applicable, or conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which it is a party or by which it is bound. Meteora represents and warrants to the Company that, as of the date hereof, Meteora beneficially owns the number of shares of Ordinary Shares set forth opposite each of MSOF, MCP, and MSTO’s names on Exhibit A hereto.

3. Additional Covenants. Meteora hereby covenants and agrees that, except for this Agreement, Meteora shall not, at any time while this Agreement remains in effect, (i) enter into any voting agreement or voting trust with respect to Meteora Shares (or any securities received in exchange therefore) inconsistent with or that would interfere with of adversely affect Meteora’s performance of its obligations pursuant to this Agreement, (ii) grant a proxy, a consent or power of attorney with respect to the Meteora Shares (or any securities received in exchange therefore), or (iii) enter into any agreement or take any action that would make any representation or warranty of Meteora contained herein untrue or inaccurate in any material respect or have the effect of preventing or disabling Meteora from performing any of its obligations under this Agreement.

4. Expenses. Each party shall be responsible for its own fees and expenses related to this Agreement and the transactions contemplated hereby.

5. Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest to occur of (a) the mutual written consent of the parties hereto and (b) the payment of the Non-Redemption Cash to Meteora following the Meeting. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person in respect hereof or the transactions contemplated hereby; provided that, notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to the clauses above shall not affect any liability on the part of any party for an intentional breach of this Agreement. Sections 4 through and including Section 21 of this Agreement will survive the termination of this Agreement. Furthermore, for the avoidance of doubt, should Meteora reverse previously submitted redemption requests, the Company shall pay to Meteora the Non-Redemption Cash irrespective of the termination of this Agreement.

6. Trust Account. Meteora acknowledges that the Company has established the Trust Account containing the proceeds of its initial public offering and certain proceeds of a private placement (including interest accrued from time to time thereon) for the benefit of public shareholders and certain other parties (including the underwriters of the initial public offering). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Meteora hereby agrees (on its own behalf and on behalf of its related parties) that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and it shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”); provided, that the Released Claims shall not include any rights or claims of Meteora or any of its related parties as a shareholder of the Company to the extent related to or arising from any Meteora Shares. Meteora hereby irrevocably waives (on its own behalf and on behalf of its related parties) any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Agreement and will not seek recourse against the Trust Account with respect to the Released Claims.

7. Public Disclosure. The Company shall file a Current Report on Form 8-K with the SEC (the “Current Report”) reporting the material terms of this Agreement within four (4) business days following the execution of this Agreement. Notwithstanding anything in this Agreement to the contrary, Meteora agrees that the Company shall have the right to publicly disclose the nature of Meteora’s commitments, arrangements and understandings under and relating to this Agreement in any filing by the Company with the SEC.

8. Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 23 hereof or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

9. Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

10. Withholding. Notwithstanding any other provision of this Agreement, the Company and any of its agents and representatives, as applicable, shall be entitled to deduct and withhold from any amount payable hereunder any such taxes as may be required to be deducted and withheld from such amounts (and any other amounts treated as paid for applicable tax law) under the Internal Revenue Code of 1986, as amended, or any other applicable tax law (as determined in good faith by the party so deducting or withholding in its sole discretion). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

11. Non-Reliance. Meteora has had the opportunity to consult its own advisors, including financial and tax advisors, regarding this Agreement or the arrangements contemplated hereunder and Meteora hereby acknowledges that neither the Company nor any representative or affiliate of the Company has provided or will provide Meteora with any financial, tax or other advice relating to this Agreement, or the arrangements contemplated hereunder.

12. No Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the parties and their respective successors and permitted assigns. Except as expressly named in this Section 12, this Agreement is not intended, nor shall be construed, to give any person, other than the parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement.

13. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the non-assigning party hereto (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Meteora may transfer its rights, interests and obligations hereunder to one or more investment funds or accounts managed or advised by Meteora (or a related party or affiliate) and to the extent such transferee is not a party to this Agreement, such transferee shall agree to be bound by the terms hereof prior to any such transfer being effectuated.

14. Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that monetary damages may not be an adequate remedy for such breach and the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware.

15. Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto.

16. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

17. No Partnership, Agency, or Joint Venture. This Agreement is intended to create a contractual relationship between Meteora, on the one hand, and the Company, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties.

18. Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the business day following the date of delivery to such courier service; (c) if delivered by electronic mail, on the date of transmission if on a business day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding business day), provided the sender receives no bounce-back or similar message indicating non-delivery; in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties in accordance with this Section 18):

If to the Company:

Mountain & Co. I Acquisition Corp.

4001 Kennett Pike, Suite 302

Wilmington, Delaware 19807

Attention: Dr. Cornelius Boersch, Chief Executive Officer

Email: cb@mountain-partners.ch

with a copy to (which shall not constitute notice):

Winston & Strawn LLP

800 Capitol Street

Suite 2400

Houston, Texas 77002

Attention: Michael J. Blankenship

Email: MBlankenship@winston.com

If to Meteora:

Meteora Capital, LLC

1200 N Federal Hwy, Ste 200

Boca Raton, FL 33432

Email: notices@meteoracapital.com

19. Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument, and shall include images of manually executed signatures transmitted by electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law.

20. Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent that they relate in any way to the subject matter hereof.

21. Most Favored Nation. In the event the Company enters into one or more other similar non-redemption agreements with any other of Public Shares before or after the execution of this Agreement in connection with the Meeting, the Company represents that the terms of such other similar non-redemption agreements are not more favorable to such holders of Public Shares thereunder than the terms of this Agreement are in respect of Meteora. In the event that any other holder of Public Shares is afforded any such more favorable terms pursuant to such similar non-redemption agreement than Meteora, the Company shall promptly inform Meteora of such more favorable terms in writing, and Meteora shall have the right to elect to have such more favorable terms included herein, in which case the parties hereto shall promptly amend this Agreement to effect the same.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as the date first written above.

Mountain & Co. I Acquisition Corp.

By:	/s/ Cornelius Boersch
Name:	Dr. Cornelius Boersch
Title:	Chief Executive Officer

Meteora Select Trading Opportunities Master, LP
Meteora Special Opportunity Fund I, LP
Meteora Capital Partners, LP

By:	/s/ Vikas Mittal
Name:	Vikas Mittal
Title:	Managing Member

[Signature Page to the Non-Redemption Agreement]

EXHIBIT A

Entity	Ordinary Shares	Non-Redemption Cash
Meteora Select Trading Opportunities Master, LP	260,303	$156,182.02
Meteora Special Opportunity Fund I, LP	24,360	$14,615.95
Meteora Capital Partners, LP	165,337	$99,202.03
Total	450,000	$270,000

A-1